CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 033-93131 on Form N-1A (the “Registration Statement”) of our report dated February 3, 2017, relating to the financial statements and financial highlights of the Parnassus Funds, comprised of Parnassus Fund, Parnassus Mid Cap Fund, Parnassus Endeavor Fund, and Parnassus Asia Fund, appearing in the Annual Report on Form N-CSR of the Parnassus Funds for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights,” “General Information” and “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “General” in the Statement of Additional Information, which is part of such Registration Statement.

Costa Mesa, California

April 28, 2017